Agreement Number:  ____________




                                    AGREEMENT

                                     Between

                             FISERV SOLUTIONS, INC.
                             D/b/a FISERV DES MOINES
                                 Regency West 7
                              4400 Westown Parkway
                        West Des Moines, Iowa 50266-6751

                                       And

                           West Des Moines State Bank
                                1601 22nd Street

                           West Des Moines, Iowa 50265




                              Date: March 14, 1997

AGREEMENT dated as of March 14, 1997 (the "Agreement") between FISERV SOLUTIONS, INC., a Wisconsin corporation d/b/a Firserv Des Moines ("Fiserv"), and West Des Moines State Bank, West Des Moines, Iowa ("Client").

Fiserv and Client hereby agree as follows:

1. Term. The initial term of this Agreement shall be six years (6) years and, unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for a renewal term of six years (6) years. This Agreement shall commence on August 1, 1997.

2.   Services.

     (a)  Services Generally.

          Firserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv the services (the "Services") and products (the "Products") (collectively the "Fiserv Services") described in the attached Exhibits (check if applicable):

          Exhibit A - Account  Processing  Services
          Exhibit B - Item Processing Services
          Exhibit  C - EFT  Services
          Exhibit  H -  Additional  Fiserv Services

          The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and where applicable, the Fiserv affiliate performing the Services and/or Products. Client may also select additional services (the "Additional Services") and products (the "Additional Products") (collectively the "Fiserv Additional Services") from time to time by incorporating an appropriate Exhibit H to this Agreement.

     (b) Conversion Services. Fiserv will convert existing applicable Client data files to the Fiserv Services. Those activities designed to transfer the processing of Client's data from its present servicer to the Fiserv Services are referred to as a "Conversion Services". Client agrees to cooperate with Fiserv in connection with Fiserv's provision of Conversion Services and to provide all necessary information and assistance in order to convert the Client data files. Client is responsible for all out-of-pocket expenses associated with the Conversion Services. Fiserv will provide Conversion Services as required in connection with Fiserv Services. Firserv will provide conversion services at no charge to client.

     (c) Training Services. Firserv shall provide training, training, aids, user manuals, and other documentation for Client's use of Fiserv, in its sole discretion, deems necessary to enable Client personnel to become familiar with the Fiserv Services. If requested by Client, Classroom training in the use and operation of the Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain the property of Fiserv. Training provided by Fiserv Des Moines will be at no charge to Client.

     (d) Network Support Services. At Client's request, Firserv shall provide Network Support Services (the "Network Support Services") consisting of communication line monitoring and diagnostic equipment and support personnel to discover, diagnose, repair, or report line problems to the appropriate telephone company. Network Support Services are included in our line fees.

3.   Communication Lines, Computer Terminals, and Related Equipment.

     (a) Communications Lines and Related Equipment. Fiserv shall order, on Client's behalf, the installation of appropriate data communication lines and communications equipment at Fiserv's data center to facilitate Client's access to the Fiserv Services. Client understands and agrees to pay such charges relating to the installation and use of data communications lines and communications equipment as set forth in the Exhibits. Except to the extent Fiserv shall provide Network Support Services to Client, Fiserv shall not be responsible for the reliability or continued availability of the telephone lines and/or communications equipment used to access the Firserv Services.

     (b) Computer Terminals and Related Equipment. Client shall obtain for its locations sufficient computer terminals and other equipment, approved by Fiserv and compatible with the Firserv Services, to transmit and receive data between Client's locations and Fiserv's data center.
          Fiserv and Client may mutually agree to change the type of computer terminal and equipment used by Client.

4.   Fees for Firserv Services.

     (a) General. Client agrees to pay Fiserv the Firserv Services specified in the Exhibits. Fees for Fiserv Services may be increased from time to time as set forth in the applicable Exhibit. Upon notification to and acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

     (b) Taxes. Fiserv shall add to each invoice, and Client shall pay, any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services. In no event shall Client be responsible for taxes based upon the net income of Fiserv.

     (c) Exclusions. The charges and fees set forth in the Exhibits do not include, and Client shall be responsible for, furnishing transportation or transmission of information between the Fiserv data center, Client's site or sites, and any applicable clearing house, regulatory agency, or Federal Reserve Bank.

     (d) Network Support Services. Network Support Services shall be rendered from Fiserv premises. Off-premise support will be provided upon Client's request on an as available basis at the then-current Fiserv time and materials rates, plus reasonable travel and living expenses. See Exhibit H.

     (e) Payments Terms. Fees for Fiserv Services are due and payable monthly upon receive of invoice. In the event any amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.5 % per month. Client agrees that it shall neither make nor assert any right of deduction or set-off from invoices submitted by Fiserv for Fiserv Services.

5.   Procedures for Use of Services.

     (a) Procedures. Client agrees to comply with any applicable regulatory requirements and with reasonable operating and access procedures for use of the Services established by Fiserv and furnished from time to time to Client.

     (b) Changes. Fiserv continually reviews and modifies the Fiserv systems used in the delivery of the Services (the "Fiserv System") to improve service and comply with government regulations, if any, applicable to the data utilized in providing the Services. Firserv reserves the right to make changes in the Services, including but not limited to operating procedures, the type of equipment or software resident at, and the location of the Fiserv data center. Fiserv will notify Client of any material change that affects Client's normal operating procedures, reporting, or service costs prior to implementation of such change.

6.   Client Obligations.

     (a) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform the Services except where Client has retained Fiserv to handle such responsibilities on its behalf. The data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Firserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software; Fiserv reserves the right to charge Client its standard fee for recertification of the Fiserv System resulting from such election.

     (b) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client's site during normal business hours for Conversion Services and shall cooperate with Fiserv personnel in their performance of Services, including Conversion Services.

     (c) Use of Fiserv System. Client shall comply with any operating instructions on the use of Fiserv System provided by Fiserv, shall review all reports furnished by Fiserv for accuracy, and shall work with Fiserv to reconcile any out of balance conditions. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Firserv.

7.   Ownership and  Confidentiality.

     (a) Client Information. Fiserv agrees to hold as confidential plans, customer lists, information, and other proprietary material ("Client Confidential Information") received from Client by Fiserv. All such Client Confidential Information should be marked with a restrictive legend. If such Client Confidential Information is not marked with such legend or is disclosed orally, then the Client Confidential Information must be identified as confidential at the time of disclosure and written confirmation thereof must be promptly provided. "Client Confidential Information" shall also include information and data concerning the business and financial records of Client's customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services. All Client Confidential Information shall remain the property of the Client, including master and transaction data files. Client Confidential Information will be returned to Client at the termination or expiration of this Agreement.

          Firserv will use the same care and discretion to avoid disclosure of Client Confidential Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Fiserv may use Client Confidential Information for any purpose that does not violate such obligation of confidentiality. Fiserv may disclose Client Confidential Information to (i) its employees and employees of its affiliates who have a need to know; and (ii) any other party with Client's written consent. Before disclosure to any of the above parties, Fiserv will have a written agreement with such party sufficient to require that party to treat Client Confidential Information in accordance with this Agreement. Fiserv may disclose Client Confidential Information to the extent required by law. However, Fiserv agrees to give Client prompt notice and make a reasonable effort to obtain a protective order. Client Confidential Information continues to be subject to this Agreement for two (2) years following the date of disclosure.

          No obligation of confidentiality applies to any Client Confidential Information that Fiserv (i) already possesses without obligation of confidentiality; (ii) develops independently; (iii) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Client Confidential Information that is, or becomes, publicly available without breach of this Agreement. In addition, no obligation of confidentiality applies to any ideas, concepts, know-how, or techniques contained in Client Confidential Information that are related to Client's business activities ("Client Business Knowledge"). However, this does not give Fiserv the right to disclose, except as set forth elsewhere in this Agreement (i) the source of the Client Business Knowledge; (ii) any financial, statistical, or personnel data; or (iii) the business plans of the Client.

     (b) Fiserv Information. Client agrees to hold as confidential all plans information, research, development, trade secrets, and business affairs (including that any Fiserv client, supplier, or affiliate) and other proprietary material ("Fiserv Confidential Information") received by Client from Fiserv. All such Fiserv Confidential Information should be marked with a restrictive legend. If such Fiserv Confidential Information is not marked with such legend or its disclosed orally, then the Fiserv Confidential Information must be identified as confidential at the time of disclosure and written confirmation thereof must be promptly provided. Fiserv Confidential Information" shall also include Fiserv's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein. All Fiserv Confidential Information shall remain the property of Fiserv. Fiserv Confidential Information shall be returned to Fiserv at the expiration or termination of this Agreement.

          Client will use the same care and  discretion  to avoid  disclosure of
          Fiserv Confidential Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Client will not use Fiserv Confidential Information except in connection with Fiserv Services under this Agreement. Client may disclose Fiserv Confidential Information to (i) its employees who have a need to know; and (ii) any other party with Fiserv's written consent. Before disclosure to any of the above parties, Client will have a written agreement with such party sufficient to require that party to treat Fiserv Confidential Information in accordance with this Agreement. Client may disclose Fiserv Confidential Information to the extent required by law. However, Client agrees to give Fiserv prompt notice and make a reasonable effort to obtain a protective order. The provisions of this paragraph survive any termination or expiration of this Agreement.

          No obligation of confidentiality applies to any Fiserv Confidential Information that Client (i) already possesses without obligation of confidentiality; (ii) develops independently; (iii) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Fiserv Confidential Information that is, or becomes, publicly available without breach of this Agreement. In addition, no obligation of confidentiality applies to any ideas, concepts, know-how, or techniques contained in Fiserv Confidential Information that are related to Fiserv's business activities ("Fiserv Business Knowledge"). However, this does not give Client the right to disclose, except as set forth elsewhere in this Agreement (i) the source of the Fiserv Business Knowledge; (ii) any financial, statistical, or personnel data; or (iii) the business plans of Fiserv.

     (c) Fiserv System. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access to the Fiserv System, including, but not limited to, alterations, decompiling, disassembling, modifications, and reserve engineering thereof.

     (d) Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.

8.   Regulatory Agencies, Regulations and Legal Requirements.

     (a) Client Files. The records maintained and produced for client in the performance of this Agreement (the "Client Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over the Client's business to the same extent as such records would be subject if they were maintained by Client on its own premises. Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data in the possession of Fiserv relating to Client when formally requested to do so by an authorized regulatory or government agency.

     (b) Compliance with Regulatory Requirements. Client agrees to comply with, and shall be responsible for complying with, applicable regulatory and legal requirements, if applicable, including with limitation:

          (i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;

          (ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;

          (iii)retaining records of its accounts as required by regulatory authorities;

          (iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and (v) maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

9.   Warranties.

     (a)  Fiserv Warranties. Fiserv represents and warrants that:

          (i)(A)the Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client's work accurately provided that Client supplies accurate data and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in the provision of Services; and (D) the Fiserv System will comply in all material respects with all applicable Federal and State regulations governing the Services. In the event of an error or other default caused by any Fiserv personnel, systems, or equipment, Fiserv shall correct the data and/or reprocess the affected report at no additional cost to Client. Notwithstanding any other provision of this Agreement, Client's exclusive remedy pertaining to this Agreement and the Services rendered shall be recomputation of affected accounts or items. Client agrees to supply Fiserv with a written request for correction of the error within seven (7) days after Client's receipt of the work containing the error. Work reprocessed due to errors in data supplied by Client, on Client's behalf by a third party, or by Client's failure to follow procedures set forth by Fiserv shall be billed to Client at the then current Fiserv time and material rates.

          (ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the use of the Fiserv System infringes a United States patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants to Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.

                THE WARRANTY STATED ABOVE IS A LIMITED WARRANTY AND IS THE ONLY WARRANTY MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.

     (b) Client Warranties. Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) Client has requisite authority to execute, deliver, and perform this Agreement. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (x) the use by Client of the Fiserv System in a manner other than that provided in this Agreement or in the operating instructions supplied by Fiserv to Client and (y) any and all claims by third parties through Client arising out of the performance and non-performance of services by Fiserv, provided that the indemnity listed in clause (y) hereof shall not preclude Client's recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

10.  Limitations of Liability; Indemnification.

     (a) General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTIAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT'S USE OF FISERVE'S SERVICES, OF FISERVE'S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN TWO (2) YEARS AFTER SUCH CLAIM ACCRUED. FISERV'S AGGREGATE LIABLITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO SERVICES SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR THE SERVICES RESULTING IN SUCH LIABILITY IN THE TWO (2) MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. FISERV'S AGGREGATE LIABLITY FOR A DEFAULT RELATING TO EQUIPMENT OF SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID FOR THE EQUIPMENT OR SOFTWARE.

     (b) Lost Records. If Client's records of other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss of damage, the liability of Fiserv on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client's possession.

11.  This section intentionally left blank.

12.  Disaster Recovery.

     (a) General. Fiserv maintains a disaster recovery service plan (the "Disaster Recovery Service Plan") for each Service provided by Fiserv. A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to the Fiserv data center in which Fiserv, using reasonable judgment, requires relocation of processing to a primary recovery location. Fiserv shall notify Client as soon as possible after it deems a service outage to be a Disaster. Fiserv shall move the processing of Client's standard on-line services to a primary recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the primary recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the primary recovery location and only after stabilizing the provision of base on-line services.

     (b) Data Communications. Fiserv shall work with Client to establish a plan for alternative data communications in the event of a Disaster.

     (c) Annual Test. Fiserv shall test its Disaster Recovery Service Plan annually. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Test results will be made available to Client's management, regulators, internal and external auditors, and Client's insurance underwriters, upon request.

     (d) Client Plans. Fiserv agrees to release the information necessary to allow Client to develop a disaster contingency plan that operates in concert with the Disaster Recovery Service Plan.

     (e) No Warranty. Client understands and agrees that the Disaster Recovery Service Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting the Fiserv data center supplying the Services. Fiserv does not warrant that service will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance as necessary for Client's protection.

13.  Termination.

     (a) Material Breach. Expect as provided elsewhere in this Section 13, either party may terminate this Agreement in the event of a material breach by the other party not cured within ninety (90) days following written notice stating, with particularity and in a reasonable detail, the nature of the claimed breach.

     (b) Failure to Pay. In the event any invoice remains unpaid by Client thirty (30) days after its due date, or Client has deconverted any of its data from the Fiserv System without prior written consent from Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client's access to use of the Fiserv Services. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within fifteen (15) days of the invoice date specifying the nature of the disagreement. Remedies contained in this
          Section 13 are cumulative and are in addition to other rights and remedies available to Fiserv under this Agreement or otherwise.

     (c)  Defaults. If Client:

          (ii)  defaults in the payment of any sum of money due hereunder;

          (iii) breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations under this Agreement; or

          (iv) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Act or becomes insolvent or if any substantial part of Client's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

         then, in any such event, Fiserv may, at its sole option, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remaining term of the Initial Term or any renewal term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the "prime" rate (as published in the Wall Street Journal) in effect at the date of termination and "all payments remaining to be made" shall be calculated based on the average bills for the three (3) months immediately preceding the date of termination. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys' fees, in taking any of the foregoing actions. The remedies contained in this subsection are cumulative and in addition to all other rights and remedies available to Firserv under this Agreement, by law or otherwise.

     (d) Convenience. Client may terminate this Agreement during any term by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the Client's largest monthly invoice for each of the Fiserv Services received by the Client during the term of eighty (80) percent times the remaining months of the term, plus any unamortized conversion fees of third party costs existing on Fiserv's books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the fist sentence of this subsection represents
          Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination for convenience.

     (e) Merger. In the event of a merger between Client and another organization in which Client is not the surviving organization and where the other organization was not previously a user of Fiserv services similar to the Services being provided hereunder, Fiserv will allow an early termination of this Agreement upon the following terms and conditions;

          (i) Written notice must be given three (3) months in advance, specifying the termination date;

          (ii)  Fiserv may  specify a  deconversion  date (not more than  thirty
                (30) days after the requested termination date), based on its previous commitments and work loads; and

          (iii) Fiserv may charge a termination fee the first 36 months of this contract and may not charge a termination fee after the 36th month of this contract in accordance with subsection (d) above if client is required or merges with another institution.

     (f) Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client's data files ("Client Files") as Client may request in Fiserv's standard machine readable format form along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until
          (i) Fiserv has been paid in full for all Services provided hereunder through the date such Client Files are returned to Client, and has been paid any and all other amounts that are due or will become due under this Agreement, including, but not limited to, data communication lease obligations, if any; (ii) Fiserv has been paid its then standard rates for providing the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv has been paid any applicable termination fee pursuant to subsection
          (c), (d), or (e) above; and (iv) Client has returned to Fiserv all Fiserv Confidential Information if requested by Fiserv. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after thirty (30) days from the final use of Client Files for processing.

     (g)  Miscellaneous.   Client   understands   and  agrees   that  Client  is
          responsible for the deinstallation and return shipping of any Fiserv owned equipment located on Client's premises.

14.  Arbitration.

     (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party's propriety rights, any dispute of controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before any arbitrator mutually agreeable to Client and Fiserv; provided, that if Client and Fiserv cannot agree on the choice of an arbitrator within ten (10) days after the first party to seek arbitration has given written notice, then the arbitration shall be heard by three arbitrators, one to be chosen by Client one to be chosen by Fiserv, and the third to be chosen by those two arbitrators. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than sixty (60) days from the date demand for arbitration is made by the fist party seeking arbitration. The arbitrator(s) must render a decision within ten (10) days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

     (b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16. The arbitrators shall apply the substantive law of the State of Wisconsin, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted this dispute to a judicial proceeding.

     (c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Milwaukee, Wisconsin, the proceedings to resolve the second such dispute shall be held in Des Moines, Iowa, and the proceedings to resolve any subsequent disputes shall alternate between Milwaukee, Wisconsin, and Des Moines, Iowa.

15. Insurance. Fiserv carries the following types of insurance policies written by a carrier or carriers rated "A" or above by Best:

     (i) Comprehensive General Liability in amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;

     (ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;

     (iii)All-risk property coverage including Extra Expense and Business Income coverage; and

     (iv) Workers Compensation as mandated or allowed by the laws of the state in which the services are being performed, including $500,000 coverage for Employer's Liability.

16. Audit. Fiserv employs an internal audit responsible for ensuring the integrity of its data processing environments and internal controls. In addition, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide client with a copy of the audit of the Fiserv data center serving Client within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv's provision of Services hereunder.

17.  General.

     (a) Binding Agreement. This Agreement is binding under the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without the prior written consent of Fiserv. Client agrees that Fiserv may subcontract any of the Services to be performed under this Agreement. Any such subcontractors shall be required to comply with all of the applicable terms and conditions of this Agreement.

     (b) Entire Agreement. This Agreement includes its Exhibits, which were expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that is has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event of any of the provisions of any Exhibit or Schedule hereto are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit or Schedule in question expressly provides that its terms and provisions shall control.

     (c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

     (d) Governing Law. This Agreement will be governed by the substantive laws of the State of Wisconsin, without reference to provisions relating to conflicts of laws. By entering into this Agreement, Fiserv agrees that the Office of Thrift Supervision, FDIC, or other regulatory agencies having authority over Client's operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C., 1867(C) relating to service performed by contract or otherwise.

     (e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party. (f) Notices. Any written notice required or permitted to be given hereunder shall be given by; (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) by confirmed facsimile; or (iii) by nationally recognized courier service to the other party at the addresses listed on the cover page of this Agreement or to such other address or person as a party may designate in writing.

     (g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

     (h) Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies who so require a copy of Fiserv, Inc.'s audited consolidated financial statements.

     (i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorney's fees of bring such arbitration, suit, or action.

     (j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:                                 For Fiserv:
                                            FISERV SOLUTIONS, INC.
West Des Moines State Bank                  d/b/a FISERV
1601 22nd Street                            Regency West 7
West Des Moines, Iowa  50265                4400 Westtown Parkway
                                            West Des Moines, Iowa  50266


By:  ______________________________         By:  _______________________________

Name:  ____________________________         Name:  Craig R. Marvin
                                                   -----------------------------

Title:  ___________________________         Title:  President
                                                    ----------------------------

Date:  _____________________________        Date:  _____________________________

                           Account Processing Services

Client agrees with Fiserv0 as follows:

1. Services. Fiserv will provide Client the Account Processing Services (the "Account Processing Services") specified in Exhibit A - 1 hereto.

2. Fees. Client shall pay Fiserv the fees and other charges for the Account Processing Services specified in Exhibit A - 2 hereto.

3. Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies. Provided that Client immediately notifies Fiserv of any discrepancy in Client's accounts, Fiserv shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by Fiserv computer of software systems or provide for another mutually agreeable resolution. Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or other third party servicers to Client.

4. Reconstruction of Error Conditions. Reconstruction of error conditions attributable to Client or to third parties acting on Client's behalf will be done at prevailing rates.

5. Annual Histories. Fiserv currently maintains annual histories, where applicable, for each of its Clients. These histories can be used to reconstruct Client files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request, the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

6. Hours of Operation. The Account Processing Services will be available for use by Client during standard Fiserv business hours, excluding company holidays, as specified in Exhibit A -3 hereto. The Account Processing Services may be available during additional hours, during which time Client may use the Services at its option and subject to additional charges.

7.   This section intentionally left blank.

8.   This section intentionally left blank.

9. Protection of Data. For the purpose of compliance with applicable government regulations, Fiserv has developed an operations backup center, for which Client has agreed to pay the charges indicated in Exhibit A - 2. Fiserv tests the procedure periodically to ensure the data center's compliance. Copies of transactions files are maintained by Fiserv off premises in secured vaults.

10. Processing Priority. Fiserv does not subscribe to any processing priority; all users received equal processing consideration.

11. On-Line Security. Fiserv provides "on-line" security via utilization of leased lines with various protocol.

12. Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:                                 For Fiserv:
                                            FISERV SOLUTIONS, INC.
West Des Moines State Bank                  d/b/a FISERV
1601 22nd Street                            Regency West 7
West Des Moines, Iowa  50265                4400 Westown Parkway
                                            West Des Moines, Iowa  50266


By:  ______________________________         By:  _______________________________

Name:  ____________________________         Name:  Craig R. Marvin
                                                   -----------------------------

Title:  _____________________________       Title:  President
                                                    ----------------------------

Date:  _____________________________        Date:  _____________________________

                                 Exhibit A - 1

                          Account Processing Services


Fiserv will provide Client with the following Account Processing Services:

FIS Applications
         Central Information System
         Demand Deposit Account System
         Savings Account System
         Certificate of Deposit Accounting System
         Loan Accounting System
         Smart Reports
         Premier II

FMS General Ledger
         FMS Smart Reports

Standard Core Processing Modules
         Exception Item Processing Module
         Item Entry System
         Currency Transaction System
         Retirement Reporting Module

         Automated Credit Reporting Insurance Reporting Module
         Safe Deposit Accounting (CIS Application)
         Bulk Filing Module
         ATM File Transfer Module
         ATM File Transfer Interface

                                 Exhibit A - 2

                          Account Processing Services



Fiserv will provide Client with the following Account Processing Services:

Total  accounts  is  calculated  by adding  total  DDA,  Savings,  CODs and Loan
accounts.   The  $.52  per  account   includes   processing  the  following  ITI
applications:

FIS Applications
         Central Information System
         Demand Deposit Account System
         Savings Account System
         Certificate of Deposit Accounting System
         Loan Accounting System
         Smart Reports (20 per month)
         Premier II

FMS General Ledger
         FMS Smart Reports (5 per month)

Standard Core Processing Modules
         Exception Item Processing Module
         Item Entry System
         Current Transaction System
         Retirement Reporting Module
         Automated Credit Reporting Insurance Reporting Module
         Safe Deposit Accounting (CIS Application)
         Bulk Filing Module
         ATM File Transfer Module
         ATM File Transfer Interface

                                 Exhibit A - 3

                               Hours of Operation



The Fiserv Data Center will be in operation for On-Line Accounting Applications (as defined in Exhibit A - 1) in accordance with the following:

Monday       7:00 A.M. - 6:00 P.M.         6:00 P.M. - 10:00 P.M. (Inquiry Only)
Tuesday      7:00 A.M. - 6:00 P.M.         6:00 P.M. - 10:00 P.M. (Inquiry Only)
Wednesday    7:00 A.M. - 6:00 P.M.         6:00 P.M. - 10:00 P.M. (Inquiry Only)
Thursday     7:00 A.M. - 6:00 P.M.         6:00 P.M. - 10:00 P.M. (Inquiry Only)
Friday       7:00 A.M. - 6:00 P.M.         6:00 P.M. - 10:00 P.M. (Inquiry Only)
Saturday     7:00 A.M. - 1:00 P.M.
Saturday     1:00 P.M. - 8:00 P.M. (Inquiry Only) $100.00 per month
Sunday       10:00 A.M. - 6:00 P.M. (Inquiry Only) for Saturday P.M. and Sunday

The Fiserv Data Center will be in operation to accept remote data capture files from 7:00 a.m. to 10:00 p.m. Monday through Friday and 8:00 a.m.- 1:00 p.m. Saturdays.

All times stated are in accordance with prevailing local times for the Fiserv Data Center. The Fiserv Data Center will observe national holidays, and will be closed for on-line operations.

                                   Exhibit B

                            Item Processing Services


Client agrees with Fiserv as follows:

1. Services. Fiserv will provide Client the Item Processing Services (the "Item Processing Services") specified in Exhibit B - 1 hereto. Client agrees that Fiserv shall be the sole provider of Item Processing or similar services. Client shall not contract with another vendor or attempt to provide in-house any such Item Processing Services or similar services without the written consent of Fiserv.

2. Fees. Client shall pay Fiserv the fees and other charges for the Item Processing Services specified in Exhibit B-2 hereto. Fiserv agrees to give at least thirty (30) days' notice to Client of any changes in the rules and procedures established for processing items in the Exhibit of costs, fees, and charges, unless such changes are caused by changes made the Federal Reserve System or otherwise beyond the control of Fiserv, not permitting Fiserv to give such advance notice. Fiserv reserves the right to make such changes without notice to the Exhibits as may be necessary to cover any increases in the costs and charges of the Federal Reserve System or in other costs and charges beyond the control of Fiserv, including changes required by applicable law or regulatory activity.

3. Performance Standards. Fiserv will perform the Item Processing Services in accordance with the performance standards specified in Exhibit B - 3 hereto.

4. Reconciliation of Debit and Credit Errors in Statements or Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of an errors or discrepancies. If Fiserv discovers an error or defect in any statement at any time(s) (it being understood that Fiserv shall be under no duty to discover any such error or defect), Fiserv is authorized, in its sole discretion, to correct any such error or defect and to make any adjustments to such statement in order to correct any such error or defect.

5. No Fiduciary Relationship. Fiserv shall perform such Item Processing Services for which Client shall subscribe as agent of Client, and Fiserv shall not have by reason to this Agreement a fiduciary relationship with respect to Client.

6. Lost, Destroyed and Misplaced Items. Fiserv assumes no liability for any item lost, destroyed, or misplaced while in transit before the item physically arrives at the premises of Fiserv and is received by Fiserv. In the event any items are lost, destroyed, or misplaced, and such event is not due to gross negligence or international misconduct by Fiserv, Client shall be solely responsible for the costs and expenses incurred by Fiserv in reconstructing any such items and for any damages or other losses that may be incurred by Fiserv due to the collection of such items. In the event Fiserv negligently loses, destroys, or misplaces deposited items after acceptance of said deposit, Fiserv shall be liable only for the reasonable reconstruction costs of the deposit. Reasonable reconstruction costs shall be only those costs which arise from the reconstruction of a microfilmed deposit. Fiserv shall not be liable for the reconstruction costs associated with a deposit for which Client can provide a microfilmed record of such item(s) contained in the deposit. In no event shall Fiserv be liable for the face value of any lost or missing deposit item(s).

7. Governmental Regulation. This Agreement shall be governed by and is subject to: the applicable laws, regulations, rules, terms and conditions, as presently in effect or hereafter amended or adopted, of the United States of America, the State of Wisconsin, the Federal Reserve Board, the Federal Reserve Banks, the Federal Housing Finance Board, and any other governmental agency or instrumentality having jurisdiction over the subject matter of this Agreement. Client agrees to abide by such requirements and to execute and deliver such agreements, documents, or other forms as may be necessary to comply with the provisions hereof, including, without limitation, agreements to establish Fiserv as Agent of the Client for purposes of delivery of items processed hereunder from or to the Federal Reserve Banks. Any such agreements shall be made a part of this Agreement and are incorporated herein. A change or termination of such laws, regulations, rules, terms, conditions, and agreements shall constitute, respectively, a change or termination as to this Agreement.

8.   Regulatory  Authority.   Client  data  and  records  shall  be  subject  to
     regulation and examination by government supervisory agencies to the same extent as if such information were on Client's premises.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit B to be executed by their duly authorized representatives as of the date indicated below.

For Client:                                 For Fiserv:
                                            FISERV SOLUTIONS, INC.
West Des Moines State Bank                  d/b/a FISERV
1601 22nd Street                            Regency West 7
West Des Moines, Iowa  50265                4400 Westtown Parkway
                                            West Des Moines, Iowa  50266


By:  ______________________________         By:  _______________________________

Name:  ____________________________         Name:  Craig R. Marvin
                                                   -----------------------------

Title:  _____________________________       Title:  President
                                                    ----------------------------

Date:  _____________________________        Date:  _____________________________

                                 Exhibit B - 1

                            Item Processing Services

Fiserv will provide Client with the following Item Processing Services:

Over-the-Counter
Inclearings

NON-IMAGE STATEMENTS

Back Office Services:*
     Qualified Returns
     Large Dollar Returns
     Photocopies
     Facsimile
     Item Destruction
     Research
     Exceptions
     Postage
     Encoding
     Statement Rendering
     Statement Inserts
IMAGE STATEMENTS
     Scan
     Reject Item Correction
     Off-lien Archive for Cycle
     Non-Month End Cycle
     Month End Cycle
     Additional Sides Printed
CHECK IMAGE OPTIONS
     Advertising Inserts
     Insert Scanned Marketing Image
     Check Storage & Destruction
     Special Cuts
IMAGE ARCHIVE
     Scan
     Reject Item Correction
     Archive (5 sec. + Response)
     Archive (15 sec. + Response)
     Archive (3 min. + Response)
     Archive (Next Day Response)
     Dial-Up Connect Time
     On-Line Image Inquiry
     Image Library Software
IMAGE DISTRIBUTION
Scan
     Reject Item Correction
     CD ROM
     Image Library Software

* Bank Office Services are considered as a single processing service and must be used as a package. Individual line items cannot be selected.

                                 Exhibit B - 2

                         Item Processing Services Fees


Fiserv will provide Client with the following Item Processing Services for the fees and prices indicated:

Over-the-Counter                               .014 per item
Inclearings                                    .012 per item

NON-IMAGE STATEMENTS
Back Office Services:*
     Qualified Returns                         1.50 per return
     Large Dollar Returns                      2.50 per return
     Photocopies                               1.25 per page
     Facsimile                                 .35 per item
     Research                                  25.00 per hour
     Item Destruction                          pass through
     Exceptions                                0.05 per exception
     Postage                                    pass through as discounted rates
     Statement Rendering                       .06 per account
     Statement Inserts                         .006 per insert
IMAGE STATEMENTS
     Scan Per Item - Front and Rear            $0.00800  0 to 1,000,000 per item
                                               $0.00700  1,000,001 to 3,000,000
                                                  per item
                                               $0.00600 3,000,001 + per item

     Reject Item Correction                    $0.10000 per item
     Off-line Archive for Cycle                $0.00100 per item
     Non-Month End Cycle                       $0.60000 per account (5 sides)
     Month End Cycle                           $1.25000 per account (9 sides)
     Additional Sides Printed                  $0.08 per side
CHECK IMAGE OPTIONS
     Advertising Inserts                       $0.015 per insert
     Insert Scanned Marketing Image            $0.005 per insert
     Check Storage & Destruction               $0.01 per item
     Special Cuts                              $10.00 per account

IMAGE ARCHIVE

     Scan Per Item - Front and Rear            $0.00800  0 to 1,000,000 per item
                                               $0.00700  1,000,001 to 3,000,000
                                                 per item
                                               $0.00600 3,000,001 + per item

     Reject Item Correction                    $0.10000 per item
     Archive (5 sec. + Response)               $0.00400 per item
     Archive (15 sec. + Response)              $0.00050 per item
     Archive (3 min. + Response)               $0.00025 per item
     Archive (Next Day Response)               $0.00010 per item
     Dial-Up Connect Time                      $4.50 per hour
     On-Line Image Inquiry                     $.90 per inquiry
     Image Library Software                    $500.00 per station (one time)
IMAGE DISTRIBUTION
     Scan Per Item - Front and Rear            $0.0080  0 to 1,000,000 per item
                                               $0.00700  1,000,001 to 3,000,000
                                                  per item
                                               $0.00600 3,000,001+ per item

     Reject Item Correction                    $0.10000 per item
     CD ROM                                    $10.000 per ROM
     Image Library Software                    $500.000 per station (one time)

* Back Office Services are considered as a single processing service and must be used as a package. Individual line items cannot be selected.

                                   Exhibit C

                               Adjustment of Fees



The fees set forth for each of the respective types of Services set forth in Exhibit A, B and H shall not subject to adjustment by Fiserv for the term of the contract, except to the extent that an adjustment is required by any governmental, judicial or administrative authority to which Client or Fiserv is subject.

                                   Exhibit H

                                  Monthly Fees

Optional Products:
     Teller Systems Interface

         PLUS-Commercial Bank                           .02 per account
         PLUS-Commercial Bank

              Database (Transaction Set)


     Platform Systems Interface                         .02 per account
         Platform Transfer Module
         Batch Loan Interface

Asset Liability Management System                       625.00 per month
Bond Accounting System                                  425.00 per month
Fixed Asset System                                      135.00 per month
Stockholder Accounting System                           100.00 per month
Accounts Payable System                                 170.00 per month
Holding Company Reporting Module                        200.00 per month
Federal Call Reporting Module                           190.00 per month
On-Line Loan Collections Module                         275.00 per month
Interactive Loan Interface                              .02 per account
Image Statement/Archive Module                          400.00 per month

Year End Tax Statement                                  .25 each
     (Includes printing at Fiserv)
Audit Verification                                      .30 each
Audit Verifications per application                     50.00 minimum
Smart Reports                                           25.00 each
ATM Processing                                          .02 per transaction
ExecuBanc (Requires EBBM)                               1,150.00
PCBanc (Requires EBBM and hardware quote)               900.00
                                                        .03/transaction
                                                        425.00

Bill Payment Module                                     .03/transaction
On-Line Teller Machine                                  300.00
Electronic Banking Base Module                          130.00
Paperless Item Module (ACH)                             .03/transaction
Automated Returns                                       1.00/return
Voice Response Transaction                              .02/transaction
Voice Response Line Fee (4 lines)                       160.00
Voice Response Usage Fee                                652.00

                                   Exhibit H

                                  Monthly Fees

Optical Disk
     Monthly File Transfer Fee                           .03/account
     Dial Up Telephone Fee                               pass through

Microfiche                                               2.50/original
Microfiche copies                                        .30/copy

Line Cost (7 locations)                                  700.00 per month


Third Party Review

The cost of this service is calculated for all Fiserv information processing clients based on a pro-rata percentage of assets as reported at December 31 of the year preceding the review.

Total assets of each client are divided by the total assets of all clients. This percentage is multiple by total expenses incurred by Fiserv in conducting the review to determine the individual client's fee.

Each client receives a copy of the review for use in complying with regulatory and auditor's requirements.

Deconversion Services

     Per Application                                              $1,500.00 each
     PLUS Programming at quoted rates and out-of-pocket expenses

                           AMENDMENT TO THE AGREEMENT

                                     BETWEEN

                             Fiserv Solutions, Inc.
                             D/b/a Fiserv-Des Moines
                              4400 Westown Parkway
                                 Regency West 7
                         West Des Moines, IA 50266-6751

                                       AND

                           West Des Moines State Bank
                                1601 22nd Street
                            West Des Monies, IA 50265

Data Processing Services Agreement is amended to include the following:

Section (6) Client Obligation

Subsection (d) Client shall be responsible for ensuring that its systems are or will be Year 2000 compliance and capable of passing and/or accepting date formats from and/or to the Fiserv System.

Section (9) Warranties

Subsection (a)(iii) the Fiserv system is or will be Year 2000 compliance.

All other terms and conditions remain the same.

West Des Moines State Bank                    Fiserv Solutions, Inc.
                                              D/b/a Fiserv-Des Moines

By:                                           By:

Name:                                         Name:

Title:                                        Title:

Date:                                         Date: